As filed with the Securities and Exchange Commission on June 16, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CTI BIOPHARMA CORP.
(Exact name of Registrant as specified in its charter)

Delaware	91-1533912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
CTI BioPharma Corp.
3101 Western Avenue, Suite 800
Seattle, Washington 98121
(Address of principal executive offices, including zip code)

CTI BioPharma Corp. Amended and Restated 2017 Equity Incentive Plan
CTI BioPharma Corp. Amended and Restated 2007 Employee Stock Purchase Plan
CTI BioPharma Corp. Stock Option Agreement (Inducement Form)
(Full title of the plans)

Adam Craig, M.D., Ph.D.
President and Chief Executive Officer
CTI BioPharma Corp.
3101 Western Avenue, Suite 800
Seattle, Washington 98121
(206) 282-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to: Sean Feller Gibson, Dunn & Crutcher LLP 2029 Century Park East, Suite 4000 Los Angeles, CA 90067-3026 (310) 552-8500

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

CTI BioPharma Corp. (the "Registrant") is filing this Registration Statement on Form S-8 (this "Registration Statement") to register the offer and sale of an additional 8,000,000 shares of its common stock, par value $0.001 per share (the "Common Stock") that may be issued under the CTI BioPharma Corp. Amended and Restated 2017 Equity Incentive Plan and 500,000 shares under the CTI BioPharma Corp. Amended and Restated 2007 Employee Stock Purchase Plan. This Registration Statement also registers the offer and sale of 2,032,500 shares of Common Stock that are subject to outstanding option awards that were granted to newly hired employees as inducement to the employees' acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, as amended (the "Securities Act") and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

 Item 3 Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

•The Registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2021, as filed with the Commission on March 31, 2022;
• The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, as filed with the Commission on May 12, 2022;
•The Registrant’s Current Reports on Form 8-K, as filed with the Commission on March 2, 2022, March 4, 2022 and June 3, 2022 (other than the portions of those documents not deemed to be filed), respectively; and
•The description of the Registrant’s common stock contained in its Registration Statement on Form 10, as filed with the Commission on June 27, 1996, as amended (Commission File No. 000-28386) and any other amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4 Description of Securities.

Not applicable.

Item 5 Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in its best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The Registrant expects to obtain and maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.    Exhibit Description
4.1*    Amended and Restated Certificate of Incorporation of CTI BioPharma Corp., a Delaware corporation, dated June 7, 2021 (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-8, filed on June 17, 2021).
4.5    Amended and Restated Bylaws of CTI BioPharma Corp, a Delaware corporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on April 13, 2020).
4.6    CTI BioPharma Corp. Amended and Restated 2017 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed on June 3, 2022).
4.7    CTI BioPharma Corp. Amended and Restated 2007 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K, filed on June 3, 2022).
4.8    CTI BioPharma Corp. Stock Option Agreement (Inducement Form) (incorporated by reference to Exhibit 10.29 of the Registrant's Annual Report on 10-K, filed on March 17, 2021).
5.1*    Opinion of Gibson, Dunn & Crutcher LLP.
23.1*    Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*    Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1*    Power of Attorney (included on signature page hereto).
107.1    Calculation of Filing Fee Tables
____________
*Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 16th day of June, 2022.

CTI BIOPHARMA CORP.

By:	/s/ Adam R. Craig, M.D., Ph.D.
Name:	Adam R. Craig, M.D., Ph.D.
Title:	President, Chief Executive Officer and Interim Chief Medical Officer

POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adam R. Craig and David H. Kirske, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Laurent Fischer, M.D. Laurent Fischer, M.D.	Chairman of the Board	June 16, 2022
/s/ Adam R. Craig, M.D., Ph.D. Adam R. Craig, M.D., Ph.D.	Director, President, Chief Executive Officer and Interim Chief Medical Officer (Principal Executive Officer)	June 16, 2022
/s/ David H. Kirske David H. Kirske	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial & Accounting Officer)	June 16, 2022
/s/ Michael A. Metzger Michael A. Metzger	Director	June 16, 2022
/s/ David R. Parkinson, M.D. David R. Parkinson, M.D.	Director	June 16, 2022
/s/ Diane Parks Diane Parks	Director	June 16, 2022
/s/ Matthew D. Perry Matthew D. Perry	Director	June 16, 2022
/s/ Reed V. Tuckson, M.D., F.A.C.P. Reed V. Tuckson, M.D., F.A.C.P.	Director	June 16, 2022